January 26, 2006	Contact Information:
For Immediate Release	Bradley Bertouille, Chief Financial Officer 204-987-7104
San Antonio, Texas — January 26, 2006
Standard Aero Holdings, Inc. (Standard Aero), a leading independent provider of aftermarket maintenance, repair and overhaul (MRO) services for gas turbine engines used primarily for military, regional and business aircraft, announced today that on January 25, Kelly Aviation Center, L.P. (KAC), notified Standard Aero of its intent not to exercise options to extend beyond February 2007 the subcontract pursuant to which Standard Aero provides MRO services on Rolls Royce T56 engines to the United States Air Force.
Standard Aero generated approximately 36% and 31% of its revenues for the year ended December 31, 2004 and the nine months ended September 30, 2005 by providing MRO services to the United States Air Force under this subcontract. Standard Aero believes that under the terms of the KAC subcontract, KAC is obligated to extend the subcontract through at least February 2009. Standard Aero is engaged in discussions with KAC in regard to this matter and intends to protect its legal and contractual rights under the subcontract as well as the intellectual property it has made available to KAC under the subcontract. There can be no assurance Standard Aero’s efforts will result in an extension of the subcontract beyond February 2007 or other satisfactory resolution of this dispute. The loss of the KAC subcontract would have a material adverse effect on Standard Aero’s revenues.
Conference Call
Standard Aero will hold a conference call to discuss the developments described above on Friday January 27, 2006 at 1:00 pm (New York City time). Call in details are as follows: 1-800-818-6210, reservation number 21282785.
A replay of the call will be available from 3:00 pm (New York City time) on January 27, 2006 until 11:59 pm (New York City time) on February 3. 2006 by calling 1-800-558-5253, reservation number 21282785.
About Standard Aero Holdings, Inc
Standard Aero is one of the world’s largest independent providers of repair and overhaul services for small gas turbine engine and engine accessories. Standard Aero performs repair and overhaul on Rolls-Royce, General Electric, Pratt & Whitney Canada and Honeywell engines used in regional airlines, business aviation, military and government aircraft and in industrial applications. Standard Aero applies specialized MRO process redesign concepts to both its operations and those of its customers, providing the tools and training to drive profitable growth and improved business performance.
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Standard Aero as of the date of the release and Standard Aero assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences, many of which are beyond the company’s control.